Exhibit 99.1

News Release

MoneyOnMobile EVP Will Dawson Interviewed on
The RedChip Money Report

Dallas, Texas and Mumbai, India - (December 7, 2016) - MoneyOnMobile, Inc. (OTCQX: MOMT) announced today that Executive VP, Will Dawson, was recently interviewed on The RedChip Money Report television program. The interview will air Thursday, December 8, 2016 at 5:30 a.m. ET on Blaze TV, available in 13 million homes across the U.S.

“Prime Minister Moti and the Indian government are making a huge drive to digitize India. MoneyOnMobile is strategically positioned, with India’s largest distribution network of any mobile payments company, to help consumers migrate to cashless transactions. We are saving our customers at least a day a month from the traditional cash method for paying their bills,” says Mr. Dawson.

The interview segment is available now for viewing, please visit: https://youtu.be/Q1W3ipcfms8

"The RedChip Money Report" delivers insightful commentary on small-cap investing, interviews with Wall Street analysts, financial book reviews, as well as featured interviews with executives of public companies. The show is hosted by Dave Gentry, a leading authority on small-cap stocks and the author of Small Stocks, Big Money, published by Wiley Finance. Gentry has made multiple guest appearances on both CNBC and Fox Business News.

About MoneyOnMobile
MoneyOnMobile, Inc. is India’s largest mobile payments technology and processing company offering digital payment services to cash using businesses and consumers. The company covers all of India with a single source solution reaching the cash using population of businesses and consumers. MoneyOnMobile services enable Indian businesses and consumers to use their mobile phones to pay for goods and services or transfer funds from one cell phone to another using simple SMS text functionality instead of cash. Read about MoneyOnMobile in The New York Times at New York Times - MoneyOnMobile and the company’s web site at http://www.moneyonmobile.in.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on August 19, 2016. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Exhibit 99.1

Investor Relations Contact:
Investors@moneyonmobile.in
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